Exhibit 99.(k)(1)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of March 25, 2024 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”), SS&C GIDS, Inc., a corporation incorporated in the State of Delaware and DST Asset Manager Solutions, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C DST” and collectively with SS&C ALPS and SS&C GIDS, “SS&C”; and

2.	Each of the investment vehicles listed in Schedule C, severally and not jointly (each, a “Fund” and collectively, “Funds”).

SS&C and Fund each may be referred to individually as a “Party” or collectively as “Parties”.

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)           “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted or commenced by any person (including any Government Authority), regardless of the legal, equitable or other theory. Notwithstanding the foregoing, “Action” shall not include any ordinary course regulatory audits or routine regulatory requests for information.

(b)           “Affiliate” means, with respect to any person, any other person that is controlled by, controls, or is under common control with such person and “control” of a person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that person.

(c)           “Business Day” means a day on which the New York Stock Exchange is open for business.

(d)           “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)           “Fund Data” means all data of Fund, including data related to securities trades and other transaction data, investment returns, issue descriptions, Market Data and the like, and all output and derivatives thereof, necessary to enable SS&C to perform the Services, including data created by SS&C in connection with the Services to the extent it relates to the data described above.

(f)            “Data Supplier” means a supplier of Market Data.

(g)           “governing documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(h)           “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(i)            “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(j)           “Management” means a Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of Fund.

(k)           “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(l)           “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(m)           “Services” means the services listed in Schedule A.

(n)           “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(o)           “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

1.2.         Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.         Section and Schedule headings shall not affect the interpretation of this Agreement.

1.4.         Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “Law” includes applicable statutes, rules, regulations, interpretations and orders of any Government Authority. References to “Fund” or “Funds” shall be construed to mean the applicable Fund or Funds identified in Schedule C hereto as the context requires.

1.5.         The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and, accordingly, there shall be no presumption of Law relating to the interpretation of contracts against the drafter.

2.            Services and Fees

2.1.         SS&C will perform the Services in consideration of the fees, expenses and related payment terms listed in Fee Letter. SS&C shall be under no duty or obligation to perform any service or take any action except as specifically listed in Schedule A and no other obligations or duties (including, fiduciary or analogous duties) shall be implied.

2.2.         Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

2.3.         In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of Fund if required by applicable Law or (ii) with the written consent of Fund, other Persons, provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C, and provided further that, Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will promptly identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency to enable Fund to object to a particular arrangement.

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3.            Fund Responsibilities

3.1.         The management and control of Fund is vested exclusively in Fund’s board of directors (the “Board”), and, as delegated by the Board and Management, subject to the terms and provisions of Fund’s governing documents. Fund’s governing body and Management is empowered by Fund to make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a)        Designate properly qualified individuals to oversee the Services;

(b)        Establish and maintain internal controls, including monitoring the ongoing investment activities of Fund;

(c)        Evaluate and accept responsibility for the results of the Services;

(d)        Review and approve all reports, analyses and books and records resulting from the Services (to the extent made available to Management by SS&C) and promptly inform SS&C of any errors therein that it is in a position to reasonably identify;

(e)        Evaluate the accuracy of the Services and promptly report any errors that it is in a position to reasonably identify;

(f)         Provide, or cause to be provided, and accept responsibility for, valuations of each Fund’s assets and liabilities in accordance with Management’s written valuation policies applicable to the relevant Fund; and

(g)         Provide SS&C with timely information including trading, valuations and any other items required by SS&C and reasonably available to Management in order to perform the Services and its duties hereunder.

3.2.         The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Management and do not limit or modify Management’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.         Fund is solely and exclusively responsible for ensuring that it complies with Law and its governing documents. SS&C is not responsible for monitoring Fund’s compliance with (i) Law, (ii) its governing documents or (iii) any investment restrictions or compliance with the investment restrictions.

3.4.         In the event that Market Data is supplied to or through SS&C and is used in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use licensed basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other person for any Losses with respect to Market Data, reliance by SS&C or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.         Fund shall promptly notify SS&C of any material Action against Fund that is reasonably expected to materially impair Fund’s ability to perform its obligations under this Agreement.

3.6.         Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other relevant persons deliver, to SS&C, all Fund Data and the then most current version of all fund governing documents and any other material Fund agreements. Fund shall arrange with each such person that SS&C will not have to enter any agreements with that person in order for SS&C to provide the Services.

3.7.         Notwithstanding anything in this Agreement to the contrary, SS&C (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all persons, to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature and howsoever received by SS&C in good faith, in connection with the performance of the Services and its duties hereunder, and (ii) shall not be responsible or liable to any person for any Losses arising by virtue of any such information or communication not being authentic and/or accurate.

3.8.         Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Fund’s expense.

3.9.         Each Fund’s obligations hereunder are several and not joint.

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3.10.       Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of Fund after such persons are no longer officers of Fund; or (iii) continued in the event Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4.            Term

4.1.         The initial term of this Agreement will be from the Effective Date through the date ending three years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one year each unless either Party provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying Fund Data to Fund or any other party designated by Fund in formats already prepared in the course of providing the Services; provided that, all fees and expenses payable pursuant to this Agreement have been paid. In the event that Fund wishes to retain SS&C to perform additional transition services, including providing data and reports in new formats, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in advance.

5.            Termination

5.1.         In addition to the provisions of Section 4, a Party may, by written notice to the other Party, terminate this Agreement:

(a)         If the other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach;

(b)         If a force majeure event, as described in Section 13.6 of this Agreement, continues for a period of more than 30 calendar days;

(c)         If the other Party (or, in the case of Fund): (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding; or

(d)         Pursuant to Section 13.2 of this Agreement; and

the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 days after the event. Termination of this Agreement for any reason shall not affect: (i) any liabilities or obligations of either Party arising before such termination (including payment of fees and expenses through the date of termination or that may arise in connection with the termination) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise.

5.2.         If more than one Fund is subject to this Agreement:

(a)         This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)         Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

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5.3.         If Fund elects to terminate this Agreement prior to the end of the Term, Fund agrees to pay an amount equal to the average monthly fee paid by Fund to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.         Sections 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.            Limitation of Liability and Indemnification

6.1.         Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Fund for any action or inaction of any SS&C Associate except to the extent of Losses resulting directly from the gross negligence, willful misconduct, fraud or bad faith of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Fund for Losses that are indirect, special, incidental, consequential, punitive, exemplary, enhanced or similar (including lost profits, opportunity costs and diminution of value). Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Claim unless such Claim results from the gross negligence, willful misconduct, fraud or bad faith of SS&C in the performance of SS&C’s duties or obligations under this Agreement. The maximum amount of liability of SS&C Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by Fund to SS&C under this Agreement for the most recent 48 months immediately preceding the date of the event giving rise to the Claim or, if the Agreement had been effective for less than 48 months, the fees payable since the Effective Date times a number equal to 48 months divided by the months since the Effective Date.

6.2.         Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Fund, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.            Representations and Warranties

7.1.         Each Party severally and not jointly represents and warrants to each other Party that:

(a)         It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

(b)         It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject;

(c)         It has all necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on its part, and performance hereunder does not violate the terms of any contract, covenant or agreement between it and any third party;

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(d)         The person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(e)         It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, Law or judgment which would be contravened or breached as a result of the execution or performance of this Agreement; and

(f)         To the best of its knowledge and belief, it is not the subject of any Action that would prevent it from performing its obligations under this Agreement.

7.2.         Fund severally and not jointly represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Trustees of Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.         SS&C represents and warrants to Fund that:

(a)         It has and will continue to have access to the necessary licenses, facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(b)         To the best of its knowledge, information and belief having regard to any requests made to SS&C by Fund, SS&C has disclosed to Fund prior to the date hereof all facts in relation to SS&C and its business affairs and regulatory standing as are material and ought properly to be made known to any person proposing to enter into this Agreement;

(c)         It has implemented and maintains commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Fund Data, Personal Information and Fund’s Confidential Information maintained by SS&C that could result in material harm or inconvenience to Fund or Fund investors; and

(d)         To the best of its knowledge, information and belief none of the software owned or licensed by SS&C and used to provide the services hereunder to Fund contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Personal Information or Funds’ Confidential Information maintained by SS&C.

8.            Fund Data

8.1.         Fund will provide or ensure that other persons provide all necessary Fund Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing). SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Fund Data provided to SS&C by Fund or any other person. All Fund Data shall remain the property of Fund. Fund Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.4.

8.2.         SS&C will provide data backup and shall maintain and store Fund Data used in the accounting books and records of Fund for a rolling period of 7 years starting from the date the Services commenced for Fund.

8.3.         Fund shall have electronic access to the books and records of Funds on SS&C’s electronic portal at all times other than when the portal is down during periods of routine scheduled maintenance. In addition, SS&C shall furnish Fund with a copy of the books and records of a Fund (which may be in electronic form) when requested by Fund in writing within 24 hours of such request.

8.4.         SS&C represents and warrants to Fund that it has implemented and maintains has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Fund with a summary of its business continuity policies, will test its business continuity procedures at least annually and will provide Fund with a summary of the test results upon written request.

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9.            Data Protection

9.1.         From time to time and in connection with the Services, SS&C may obtain access to certain personal data from Fund, Management or from Fund investors and prospective investors. Personal data relating to Fund, Management and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C. Each Fund and Management entity consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.2.         “Personal Information” shall include non-public personal information provided to, and maintained by, Fund in confidence, including personally identifiable financial information as defined by Title V of the Gramm-Leach Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations (the “Gramm-Leach Bliley Act”). Personal Information shall not include any personal information not required by Law to be kept confidential. Personal Information will be processed by and on behalf of SS&C. To the extent applicable, SS&C shall comply with the provisions of the Gramm-Leach-Bliley Act regarding the restrictions on use, disclosure, and safeguarding of Personal Information. Fund consents to the transmission and processing of Personal Information and Fund data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.3.         SS&C will implement and maintain commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Personal Information and Fund’s Confidential Information maintained by SS&C that could result in material harm or inconvenience to Fund or Fund investors. SS&C has implemented appropriate measures, policies and procedures that are reasonably designed to meet the requirements of the Gramm-Leach Bliley Act and other applicable U.S. federal Laws with regard to the receipt of, handling of, or access to Personal Information. SS&C will comply in all material respects with applicable Laws and will implement and maintain appropriate measures in order to comply with such Laws with regard to the Personal Information. SS&C will have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a qualified third party at least annually.

9.4.         SS&C will promptly address material incidents of unauthorized access to or loss of Fund’s Confidential Information or Personal Information by SS&C (a “Data Breach”) and promptly notify Fund following such Data Breach. At Fund’s written request, SS&C will notify or cause the notification of Fund investors impacted by a Data Breach and will work with Fund in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences and report to Fund the corrective actions. SS&C will reasonably cooperate with Fund in the event of any legal action or regulatory inquiry related to or arising out of a Data Breach.

10.          SS&C Property

10.1.       SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor any other person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property. Fund shall not (unless required by Law or pursuant to legal process or a request from any applicable Government Authority) either before or after the termination of this Agreement, disclose to any person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use commercially reasonable efforts to prevent any such disclosure by Fund. For the avoidance of doubt, any books and records relating to Fund that Fund is required to maintain under applicable Law shall be property of Fund.

11.          Confidentiality

11.1.       Each Party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, customers, Funds or suppliers of the other Party or its Affiliates, except as permitted by this Section 11. Confidential information includes all records, documents, data and other information received or created by a Party in connection with this Agreement that relates to the other Party hereof, including, as applicable, Fund Data and information concerning the business, affairs, customers, Funds or suppliers of a Party or its Affiliates.

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11.2.        Each Party may disclose the other Party’s confidential information:

(a)         In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents, and in the case of SS&C, to each other SS&C Associate, in each case who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement. Each Party shall ensure that all persons to whom the Party discloses the other Party’s confidential information comply with this Section 11; and

(b)         As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s confidential information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its confidential information at that Party’s expense.

11.3.        Neither Party shall use the other Party’s confidential information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s confidential information for the longer of 7 years or as required by Law, or as required by applicable internal document retention policies.

11.4.        SS&C’s ultimate parent company is subject to U.S. federal and state securities laws and may make disclosures as it deems necessary to comply with such Laws. Upon the prior consent of the applicable Fund, SS&C shall have the right to identify such Fund in connection with its marketing-related activities and in its marketing materials as a Fund of SS&C. Upon the prior consent of SS&C, which consent shall not be unreasonably withheld, conditioned or delayed, Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement to Fund’s beneficial or legal owners and in the Fund’s offering documents. SS&C hereby consents to such identification and description in connection with ordinary course Fund communications reasonably necessary to facilitate implementation of the Services with custodians and other service providers who service Funds. This Agreement shall not prohibit SS&C from using any Fund data (including Fund Data) in tracking and reporting on SS&C’s client generally or making public statements about such subjects as its business or industry; provided that Fund is not named in such public statements without its prior written consent.

11.5.       In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.          Notices

12.1.       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed given when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

c/o SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention:	Chief Operating Officer
General Counsel
E-mail:	SSCGlobeOpNotices@sscinc.com
notices@sscinc.com

If to Fund:

c/o Eagle Point Credit Management LLC

600 Steamboat Road, Suite 202

Greenwich, CT 06830

Attention:	Mr. Kenneth Onorio
Tel:	+1 203-340-8542
E-mail:	KOnorio@EaglePointCredit.com

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13.          Miscellaneous

13.1.        Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party.

13.2.        Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or transfers this Agreement to a non SS&C Affiliate without Fund consent, Fund may terminate this Agreement by written notice subject to SS&C’s right within thirty (30) calendar days to rescind such assignment or other transfer.

13.3.        Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Laws of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by law all rights to a trial by jury.

13.4.        Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.        Entire Agreement. This Agreement (including any schedules, attachments, amendments, and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.6.        Force Majeure. SS&C will not be responsible for any Losses of Fund or Fund’s property in SS&C Associates’ possession or for any failure to fulfill its duties hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects of any such event.

13.7.        Non-Exclusivity. The duties of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other person. Fund understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with Fund’s activities.

13.8.        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between any of the Parties.

13.9.        No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, Fund shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10.     No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

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13.11.     Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is legal, valid and enforceable and achieves the intended commercial result of the original provision.

13.12.     Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund is a party or otherwise related to Fund, Fund shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13.     Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.     Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.     Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

* * *

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Fund Services, Inc.
SS&C GIDS, Inc.
DST Asset Manager Solutions, Inc.

By:	/s/ Bhagesh Malde
Name:	Bhagesh Malde
Title:	Authorized Signatory

Eagle Point Enhanced Income Trust		Eagle Point Institutional Income Fund

By:	/s/ Kenneth P. Onorio	By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio	Name:	Kenneth P. Onorio
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Eagle Point Enhanced Income Investor Sub (US) LLC		EPIIF Sub (Cayman) Ltd.

By:	/s/ Kenneth P. Onozio	By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio	Name:	Kenneth P. Onorio
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Eagle Point Enhanced Income Investor Sub (Cayman) Ltd.		EPIIF Sub II (Cayman) Ltd.

By:	/s/ Kenneth P. Onorio	By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio	Name:	Kenneth P. Onorio
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Eagle Point Enhanced Income Trust Sub II Cayman LLC

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

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Schedule A
Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(i)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)	“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ii)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(ix)	“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(x)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xi)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xii)	“TA2000 System” shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Fund Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

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(vi)	SS&C’s timely receipt of the then most current version of applicable governing documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Notwithstanding anything in this Agreement to the contrary, SS&C GIDS is responsible for providing the Services listed under Section C “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section D “AML,” SS&C DST is responsible for providing the Services listed under Section E “Blue Sky Filing Services” and SS&C ALPS is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Registered Fund Accounting (applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles)

1.	Fund Accounting

(i)	Calculate NAVs as required by Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code, as agreed between the Parties in writing.

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare Forms N-CEN, N-CSR and 24F-2

(ii)	Coordinate filing of Form N-CEN and 24F-2

(iii)	Prepare required reports for quarterly Board meetings

(iv)	Monitor expense ratios

(v)	Maintain budget vs. actual expenses

(vi)	Manage fund invoice approval and bill payment process

(vii)	Assist with placement of Fidelity Bond and E&O insurance

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3.	Subsidiary Services (only applicable to subsidiary entities as listed on Schedule C and no other Services in this Schedule A apply to such subsidiary entities)

Fund Accounting and Administration

(i)	Apply capital stock transactions and/or cash flows as directed by its investment adviser

(ii)	Account for investments in subsidiary entities as directed by its investment adviser

(iii)	Accrue for entity expenses as directed by its investment adviser

Notes and Terms to Fund Accounting and Administration

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Fund. SS&C ALPS will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.	SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

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C.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)	maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	prepare shareholder meeting lists for use in connection with each shareholder meeting, as agreed to between the Parties in writing;

(vi)	withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000, and generate output reports to Fund as mutually agreed. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)	in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

(xx)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)	upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

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2.	At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section C.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

4.	Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

5.	The parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

6.	Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.	If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of a Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.

9.	If applicable, Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

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10.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.	Changes and Modifications.

(i)	SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

12.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)	If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C GIDS.

13.	Compliance.

(i)	SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

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14.	Bank Accounts.

(i)	SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)	SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.	Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications.

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This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.	Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

D.	AML

1.	SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

2.	Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.	With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

E.	Blue Sky Filing Services (applicable to Funds denoted “BS” in Schedule C)

1.	Client is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

2.	As used in this Section, the following additional terms have the following meanings:

(i)	“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.

3.	SS&C DST shall perform the following Services in all states and territories in which the Client’s shares are offered as identified by Client, in the form of and as required by Law applicable to Client:

(i)	Assist with the filing of Initial Notices;

(ii)	Assist with the filing of Client renewals and amendments to reflect relevant changes, as applicable;

(iii)	Assist with the filing of Client sales reports filings;

(iv)	Pay Notice Filing and other fees and invoice Company for fees owed to each state in accordance with procedures agreed upon in writing by Company and SS&C DST;

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(v)	Assist with the filing of Client Prospectuses and Statements of Additional Information and any amendments and supplements;

(vi)	Assist with the filing of annual reports;

(vii)	Assist with the filing of all necessary notices to permit the Client (or class of the Client, as applicable) to qualify for reduced fees;

(viii)	Assist with the filing of all correspondence and related documentation in order to permit the Client to utilize exemptions if such exemption notice is required;

(ix)	Advise Client prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Client can advise SS&C DST in writing the action to be taken;

(x)	Provide Client information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;

(xi)	Include in sales report filings, all sales reported to SS&C DST via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Client’s prior Blue Sky service provider, or (b) confirmed in writing by Client to be activated, less any exempt sales that the Client has directed SS&C DST in writing to remove prior to such filing;

(xii)	At the direction of the Client, serve as liaison between the Client and the applicable Blue Sky jurisdiction;

(xiii)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xiv)	Conduct annual due diligence meeting with Client;

(xv)	In the event that SS&C DST becomes aware of the sale of the Client’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Client shall instruct SS&C DST with respect to the corrective action to be taken; and

(xvi)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

4.	The foregoing Services will be performed by SS&C DST and are contingent on the performance by Client of the following duties and obligations. Client shall:

(i)	Identify the states and territories where the Client’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Client and coded on the Client’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C DST standard format to implement systematic exemptions and exclusions from reporting where practicable on the Client’s Transfer Agent system or the SS&C DST Blue Sky application;

(v)	Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute the limited power of attorney form set forth in Exhibit 1 to Schedule A;

(vii)	Liaise with the Client to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify SS&C DST in writing to the extent Client is notified by an intermediary of a new Sales Feed and work with SS&C DST to facilitate any necessary updates;

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(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky Sales Feed is available for activation;

(x)	Provide member of Client to act as signer for all forms to be filed in paper or electronic delivery;

(xi)	Provide member of Client to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and

(xii)	Provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.

5.	Proprietary Rights, Third Party Information and Development Ideas

(i)	SS&C DST and/or its Affiliates, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the SS&C DST Property. This Schedule shall not be construed to provide to Company any express or implied right or license to convey or otherwise exploit the SS&C DST property, or any portion thereof.

(ii)	Certain of the information used by SS&C DST in providing the Services has been obtained from third parties. Each third party owns and shall retain all rights, title and interests, including intellectual property rights in and to all information provided by such third party. SS&C DST is not responsible for substantiating the content or accuracy of any such information.

(iii)	Unless specifically excluded by a writing signed by Company and SS&C DST, Company hereby grants to SS&C DST, its Affiliates, and any third party licensors, the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use and incorporate any suggestions and ideas received by SS&C DST from Company with respect to the Services in connection with SS&C DST’ on-going development of such Services for its use with Company and other SS&C DST customers.

F.	Report Modernization Terms and Conditions

1.	Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

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(ii)	Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)	No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

G.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.

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(vii)	Is not Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Fund Data and, if applicable, issue instructions. Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Fund Data; or (ii) any license to any software.

(iii)	Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.

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Schedule B

Authorized Personnel

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

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Schedule C
Funds

Fund	Domicile	Notes
Eagle Point Enhanced Income Trust	Delaware, US, Statutory Trust	BS
Eagle Point Enhanced Income Investor Sub (US) LLC	Delaware US limited liability company
Eagle Point Enhanced Income Investor Sub (Cayman) Ltd.	Cayman Islands exempted company
Eagle Point Enhanced Income Trust Sub II Cayman LLC	Cayman Islands exempted company
Eagle Point Institutional Income Fund	Delaware, US, Statutory Trust	BS
EPIIF Sub (Cayman) Ltd.	Cayman Islands exempted company
EPIIF Sub II (Cayman) Ltd.	Cayman Islands exempted company

Notes:

BS	Denotes a Fund that receives Blue Sky Filing Services

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